EXHIBIT 99

PRESS RELEASE

General Electric Company Announces Expiration of Any and All Cash Tender Offer for Certain Hybrid Securities and Final Results of 84% Total Participation

FAIRFIELD, Connecticut – February 2, 2016 – General Electric Company (“GE” or the “Offeror”) today announced that its previously announced cash tender offers for any and all of the securities listed in the table below (collectively, the “Tender Offer”), pursuant to its offer to purchase dated January 26, 2016 (the “Offer to Purchase”), expired at 5:00 p.m., New York City time, on February 2, 2016 (the “Expiration Time”). At the Expiration Time, valid tenders had been received in the amounts set forth in the table below for total participation of approximately 84%.

Issuer(1)	Security(2)	Par Call Date(3)	CUSIP Number	ISIN	Aggregate Principal / Liquidation Amount Outstanding(4)	Aggregate Principal Amount Tendered(5)	Percentage of Outstanding Amount Tendered(5)
General Electric Company	5.500% Fixed to Floating Rate EUR Subordinated Debentures due 2067	September 15, 2017	—	XS0319639232 / XS0319639745	€879,560,000	€678,266,000	77.11%
GE Capital Trust II	5.500% Fixed to Floating Rate EUR Trust Securities due 2067	September 15, 2017	—	XS0491211644 / XS0492535835	€620,440,000	€539,102,000	86.89%
General Electric Company	6.500% Fixed to Floating Rate GBP Subordinated Debentures due 2067	September 15, 2017	—	XS0319640834 / XS0319641725	£512,525,000	£474,786,000	92.64%
GE Capital Trust III	6.500% Fixed to Floating Rate GBP Trust Securities due 2067	September 15, 2017	—	XS0491211990 / XS0492544746	£87,475,000	£82,222,000	93.99%
General Electric Company	6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067	November 15, 2017	36962G3M4	US36962G3M40	$1,686,928,000	$1,404,743,000	83.27%
GE Capital Trust I	6.375% Fixed to Floating Rate USD Trust Securities due 2067	November 15, 2017	36830GAA2	US36830GAA22	$813,072,000	$666,845,000	82.02%
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(1)
On December 3, 2015, GE completed the previously announced realignment and reorganization (the “Reorganization”) of the businesses of General Electric Capital Corporation (“GECC”).  The Reorganization was effected as part of GE’s plan announced on April 10, 2015 to reduce the size of its financial services businesses through the sale of most of GECC’s assets and to focus on continued investment and growth in GE’s industrial businesses.  As part of the Reorganization, effective December 2, 2015, GECC merged with and into GE (the “Merger”) to assure compliance with debt covenants as GECC exits the assets planned for disposition.  Upon the Merger, the obligations of GECC under its outstanding obligations, including as issuer of each series of subordinated debentures (the “Subordinated Debentures”) and as sponsor of each of the capital trusts (the “GE Capital Trusts”) set forth in the table above, were assumed by GE.

(2)
Each series of Subordinated Debentures has a corresponding series of trust securities (the “Trust Securities” and together with the Subordinated Debentures, the “Securities”) issued by a GE Capital Trust in which a portion of such Subordinated Debentures and no other assets are held.

(3)
Each series of Securities is subject to redemption on and after the date specified in the table above at a redemption price equal to 100% of the principal or liquidation amount, as applicable, plus accrued interest thereon.

(4)
The aggregate principal amount listed for each series of Subordinated Debentures in the table above excludes the portion held in a GE Capital Trust, which are allocated for purposes of this table to the aggregate liquidation amount of the applicable series of Trust Securities.

(5)	Excludes Securities tendered through the guaranteed delivery procedures.

The Offeror expects to accept for payment all Securities validly tendered and not validly withdrawn in the Tender Offer and expects to make payment for the Securities, other than Securities delivered in accordance with the guaranteed delivery procedures, on February 3, 2016.  The Offeror expects to make payment for the Securities delivered pursuant to the guaranteed delivery procedures on February 5, 2016.

Any Securities that are purchased by the Offeror in the Tender Offer will be retired and canceled.

J.P. Morgan Securities LLC, J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch International acted as the Dealer Managers for the Tender Offer.  D.F. King & Co., Inc. and Lucid Issuer Services Limited served as the Tender Agents and Information Agents for the Tender Offer.

This communication does not constitute an offer to purchase or a solicitation of an offer to sell Securities in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws or otherwise.  This communication does not constitute an offer to sell any securities or the solicitation of an offer to buy any securities (other than the Securities set forth in the table above).

The distribution of this communication and the Offer to Purchase in certain jurisdictions may be restricted by law.  Persons into whose possession this communication and/or the Offer to Purchase comes are required by each of the Offeror, the Dealer Managers and the Tender Agents to inform themselves about, and to observe, any such restrictions.

Forward-Looking Statements

This communication contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the Tender Offer. Uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the failure to consummate any of these transactions or to make or take any filing or other action required to consummate any such transaction on a timely matter or at all. These or other uncertainties may cause our actual future results to be materially different from those expressed in our forward-looking statements.

Investor Contact:

Matt Cribbins, 203.373.2424

matthewg.cribbins@ge.com

Media Contact:

Seth Martin, 203.572.3567

seth.martin@ge.com